CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 22, 2021

Board of Directors

Evolution Racing Group, Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A (or Form 1-K) of our reports dated April 28, 2020, with respect to the balance sheet of Nowigence, Inc. as of December 31, 2019 and 2018 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 22, 2021